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                                                                    EXHIBIT 99.1

                                [Homestead Logo]

FOR IMMEDIATE RELEASE         Contact:   K. Scott Canon      (800) 201-9455
                                         Gerard de Gunzburg  (212) 838-9292

          HOMESTEAD VILLAGE ANNOUNCES 6,951,227 SHARE RIGHTS OFFERING
                                AT $15 PER SHARE

ATLANTA -- (December 30, 1997) -- Homestead Village Incorporated (AMEX: HSD) announced today that it has priced its $104.3 million rights offering of 6,951,227 shares, previously announced on December 17, 1997, at $15 per share. The proceeds of the offering will be used to repay borrowings under Homestead's credit facilities, and for the acquisition of sites and development of additional extended-stay lodging properties.

Homestead's common shareholders of record on December 29, 1997, will receive a dividend of one right for each share of common stock they own. Four rights will be required to purchase one share of Homestead common stock in the rights offering. Homestead shareholders who exercise all of their rights may oversubscribe for additional shares of common stock that have not been purchased by other shareholders in the rights offering. Rights certificates and prospectuses will be mailed to shareholders on or about December 31, 1997. The rights offering will expire on January 15, 1998. Rights are transferable and are expected to trade on the American Stock Exchange under the symbol "HSD.RT". A copy of the prospectus supplement and accompanying prospectus relating to the rights offering may be obtained from Security Capital Markets Group Incorporated, 11 South LaSalle Street, Chicago, IL 60603.

Homestead's largest shareholder, Security Capital Group Incorporated, has agreed to exercise its rights in full for the base amount of 4,520,007 shares and may seek to acquire additional shares under the oversubscription privilege or through the exercise of rights it may acquire from others.

Homestead is committed to creating significant shareholder value by becoming the leading developer, owner and operator of moderately priced, extended-stay lodging properties throughout the United States. Homestead's strategic focus is on the corporate business traveler. Homestead has developed a proprietary operating system aimed at ensuring its customers a consistent, high-quality, uniform lodging experience. Homestead's development program targets infill locations proximate to major business centers and convenient to services desired by its customers. Homestead seeks to build a national brand recognized and valued by its major corporate customers by concentrating on delivering high-quality service and product in desirable locations.

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These securities may not be sold nor may offers to buy be accepted prior to delivery of a final prospectus. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.